Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel 713.629.1316

MITCHAM INDUSTRIES APPOINTS NEW CHIEF FINANCIAL OFFICER

HUNTSVILLE, Texas – December 8, 2004 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced the appointment of Michael A. Pugh to the position of Executive Vice President — Finance and Chief Financial Officer (CFO).

Prior to joining Mitcham Industries, Mr. Pugh served most recently as Chief Operating Officer and Chief Financial Officer of Corporate Alliance, a privately-held marketing company. Before that, Mr. Pugh was Vice President and CFO at Regent Energy where he was responsible for accounting, budgeting, risk management and all SEC regulatory reporting. From 1983 to 2000, Mr. Pugh held positions of increasing responsibility domestically and internationally with Santa Fe Energy (now Devon Energy). Mr. Pugh joined Santa Fe in 1983 as Senior Analyst, Accounting Manager, then served as Vice President of Finance, Controller S.E. Asia Jakarta, Indonesia. Upon his return to the United States in 1996, Mr. Pugh served as Corporate Assistant Treasurer for all international operations; from 1997-1999 he was Corporate Risk Manager and from 1999-2000 he served as Corporate International Administration Manager. Mr. Pugh began his career with General Crude Oil in 1974 and holds a B.B.A. – Finance from Texas A & M University.

“Mike’s domestic and international financial experience within the energy industry makes him an ideal choice for his new role with Mitcham Industries. He has a reputation for being a very ‘hands on’ person and I am confident his expertise will strengthen our growing operations,” said Billy F. Mitcham, Jr., President and CEO of Mitcham Industries.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for

M O R E

future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

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